                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                  Schedule TO

                                (RULE 14D-100)

         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                     THE SECURITIES EXCHANGE ACT OF 1934.

                               Interwoven, Inc.
        (Name of Subject Company (Issuer) and Filing Person (Offeror))

         Options to Purchase Common Stock, par value $0.001 Per Share,
                        (Title of Class of Securities)

                                  46114T 10 2
                     (CUSIP Number of Class of Securities)

                                David M. Allen
         Senior Vice President, Chief Financial Officer and Secretary
                               Interwoven, Inc.
                            1195 W. Fremont Avenue
                          Sunnyvale, California 94087
                                (408) 774-2000
         (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                  Copies to:
                             Horace L. Nash, Esq.
                           Nicholas S. Khadder, Esq.
                              Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, CA  94306
                                (650) 494-0600

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
            Transaction Valuation*            Amount of Filing Fee
--------------------------------------------------------------------------------
                 $304,887,879                        $60,978
--------------------------------------------------------------------------------

 * Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 31,759,154 shares of common stock of Interwoven, Inc. will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the securities proposed to be acquired. The value of the securities proposed to be acquired was calculated to be $9.60 based on the Black-Scholes option pricing model.

[_] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:_________________________________________________________
Form or Registration No.:_______________________________________________________
Filing Party:___________________________________________________________________
Date Filed:_____________________________________________________________________

  [_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

  Check the appropriate boxes below to designate any transactions to which the statement relates:

  [_] third-party tender offer subject to Rule 14d-1.
  [X] issuer tender offer subject to Rule 13e-4.
  [_] going-private transaction subject to Rule 13e-3.
  [_] amendment to Schedule 13D under Rule 13d-2.

  Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

Item 1. Summary Term Sheet.

        The information in the "Summary of Terms" attached hereto as Exhibit
(a)(2), is incorporated herein by reference.

Item 2. Subject Company Information.

        (a) The name of the issuer is Interwoven, Inc., a Delaware corporation, and the address of its principal executive office is at 1195 W. Fremont Avenue, Sunnyvale, California 94087. The information set forth in Section 9 ("Information About Interwoven") of the Option Exchange Memorandum (attached hereto as Exhibit (a)(1)) is incorporated herein by reference.

        (b) This Tender Offer Statement on Schedule TO relates to an offer by Interwoven to exchange all Interwoven employee stock options that are currently outstanding for new options that will be granted under the Interwoven 1999 Equity Incentive Plan and 2000 Stock Incentive Plan, upon the terms and subject to the conditions described in the Option Exchange Memorandum and the Cover Letter and Summary of Terms accompanying the Option Exchange Memorandum.

        This program is not available for options held by option holders who are not employees of Interwoven, Inc. or one of its subsidiaries on both April 20, 2001 (when the exchange offer commenced) and May 18, 2001 (when the period during which option holders can elect to accept or reject the exchange offer expires). If an option holder is not an employee of Interwoven or one of its subsidiaries on those dates, such option holder will not be eligible to accept the offer. The program is not available to our Board of Directors.

        Each new option will be exercisable for the number of shares equal to 50% of the shares subject to the option tendered for exchange, rounded down to the nearest whole share. The exact number of shares subject to each existing option, and the number of shares subject to the corresponding new option, will be set forth on the Election Form attached hereto as Exhibit (a)(3).

        The information set forth in the Summary of Terms, and in Section 1 ("Eligible Options; Number of New Option Shares; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") of the Option Exchange Memorandum, is incorporated herein by reference.

        (c) The information set forth in Section 7 ("Price Range of Common Stock") of the Option Exchange Memorandum is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

        (a) The information set forth under Item 2(a) above is incorporated herein by reference.

Item 4. Terms of the Transaction.

        (a) The information set forth in the Summary of Terms, and in Section 1 ("Eligible Options; Number of New Option Shares; Expiration Date"), Section 3 ("Procedures"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options"), Section 6 ("Conditions of the Offer to Exchange"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 11 ("Treatment of Shares Subject to Canceled Options Under the Stock Plans; Accounting Consequences of the Exchange Program"), Section 12 ("Legal Matters; Regulatory Approvals"), Section 13 ("Material U.S. Federal Income Tax Consequences") and Section 14 ("Extension of Election Period; Termination; Amendment") of the Option Exchange Memorandum, is incorporated herein by reference.

        (b) The information set forth in Section 10 ("Interests of Directors, Officers, Controlling Persons and Subsidiaries of Interwoven; Agreements Involving Interwoven Securities") of the Option Exchange Memorandum is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Arrangements.

        (a) The information set forth in Section 10 ("Interests of Directors, Officers, Controlling Persons and Subsidiaries of Interwoven; Agreements Involving Interwoven Securities") of the Option Exchange Memorandum is incorporated herein by reference.

        (b) Not applicable.

Item 6. Purposes of the Transaction and Plans or Proposals.

        (a) The information set forth in Section 2 ("Purpose of the Exchange Program") of the Option Exchange Memorandum is incorporated herein by reference.

        (b) The information set forth in Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 11 ("Treatment of Shares Subject to Canceled Options Under the Stock Plans; Accounting Consequences of the Exchange Program") of the Option Exchange Memorandum is incorporated herein by reference.

        (c) The information set forth in Section 2 ("Purpose of the Exchange Program") of the Option Exchange Memorandum is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

        (a) The information set forth in Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") of the Option Exchange Memorandum is incorporated herein by reference.

        (b) The information set forth in Section 6 ("Conditions of the Offer to Exchange") of the Option Exchange Memorandum is incorporated herein by reference.

        (d) Not applicable.

Item 8. Interest in Securities of the Subject Company.

        (a) Not applicable.

        (b) The information set forth in Section 10 ("Interests of Directors, Officers, Controlling Persons and Subsidiaries of Interwoven; Agreements Involving Interwoven Securities") of the Option Exchange Memorandum is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

        (a) Not applicable.

Item 10. Financial Statements.

        (a) The information set forth in Section 9 ("Information About Interwoven") and Section 16 ("Additional Information") in the Option Exchange Memorandum, and on pages 43 through 64 of Interwoven's Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2000, is incorporated herein by reference.

Item 11. Additional Information.

        (a) The information set forth in Section 10 ("Interests of Directors, Officers, Controlling Persons and Subsidiaries of Interwoven; Agreements Involving Interwoven Securities") and Section 12 ("Legal Matters; Regulatory Approvals") of the Option Exchange Memorandum is incorporated herein by reference.

         (b) Not applicable.

Item 12. Exhibits.

         (a) (1) Option Exchange Memorandum dated April 20, 2001.

             (2) Summary of Terms.

             (3) Cover Letter to Employees dated April 20, 2001.

             (4) Election Form.

             (5) Change of Election Form.

             (6) Discussion of Tender Offer Available on Interwoven Web site.

             (7) Interwoven Press Releases dated April 17, 2001.

             (8) Interwoven, Inc. Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

         (b) Not applicable.

         (d) (1) 1996 Stock Option Plan and related agreements filed as Exhibit
                 10.02 to Interwoven's registration statement on Form S-1 filed with the Securities and Exchange Commission on July 27, 1999 (the "July S-1") and incorporated herein by reference.

             (2) 1998 Stock Option Plan and related agreements filed as Exhibit
                 10.03 to the July S-1 and incorporated herein by reference.

             (3) 1999 Equity Incentive Plan filed as Exhibit 4.01 to
                 Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2001 and incorporated herein by reference.

             (4) Forms of Option Agreements and Stock Option Exercise Agreements
                 related to the 1999 Equity Incentive Plan filed as Exhibit
                 10.04 to Interwoven's registration statement on Form S-1/A filed with the Securities and Exchange Commission on September 3, 1999 and incorporated herein by reference.

             (5) 1999 Employee Stock Purchase Plan filed as Exhibit 4.03 to
                 Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2001 and incorporated herein by reference.

             (6) Forms of Enrollment Form, Subscription Agreement, Notice of
                 Withdrawal and Notice of Suspension related to the 1999 Employee Stock Purchase Plan filed as Exhibit 10.05 to the July S-1 and incorporated herein by reference.

             (7) 2000 Stock Incentive Plan filed as Exhibit 4.01 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on September 26, 2000 and incorporated herein by reference.

             (8) Forms of Stock Option Agreement and Stock Option Exercise
                 Agreement related to the 2000 Stock Incentive Plan filed as
                 Exhibit 4.03 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission June 22, 2000 and incorporated herein by reference.

             (9) Form of Option Agreement and Option Exercise Agreement for New
                 Options to be issued under the 2000 Stock Incentive Plan.

            (10) Forms of Option Agreements and Option Exercise Agreements for
                 New Options to be issued under the 1999 Equity Incentive Plan.

            (11) Agreement and Plan of Merger by and among Interwoven, Inc.,
                 Neonyoyo, Inc. and Agnes Pak, dated July 10, 2000 filed as
                 Exhibit 2.01 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2000 and incorporated herein by reference.

            (12) Agreement and Plan of Merger dated October 19, 2000 among
                 Interwoven, Inc. AJ Acquisition Corp. and Ajuba Solutions, Inc. filed as Exhibit 2.01 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2000 and incorporated herein by reference.

            (13) Agreement and Plan of Merger dated October 20, 2000 among
                 Interwoven, Inc., Melon Acquisition Corporation and Metacode Technologies, Inc. filed as Exhibit 2.02 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2000 and incorporated herein by reference.

            (14) Third Amended and Restated Investors'Rights Agreement, dated
                 June 10, 1999 filed as Exhibit 4.02 to the July S-1 and incorporated herein by reference.

            (15) Form of Consent concerning the Third Amended and Restated
                 Investors' Rights Agreement dated June 10, 1999 filed as
                 Exhibit 4.03 to the July S-1 and incorporated herein by reference.

            (16) Form of Amendment to Third Amended and Restated Investor's
                 Rights Agreement, dated June 10, 1999 filed as Exhibit 4.04 to Interwoven's registration statement on Form S-1 filed with the Securities and Exchange Commission on December 17, 1999 and incorporated herein by reference.

         (g) Not applicable.

         (h) Not applicable.

Item 13. Information Required by Schedule 13E-3.

         (a) Not applicable.

                                   SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated:  April 20, 2001
                                    INTERWOVEN, INC.


                                    /s/ David M. Allen
                                    -----------------------------------------
                                    David M. Allen
                                    Senior Vice President, Chief Financial
                                    Officer and Secretary

                               INDEX TO EXHIBITS

 Exhibit No.  Description
 -----------  -----------

     (a) (1)  Option Exchange Memorandum dated April 20, 2001.

         (2)  Summary of Terms.

         (3)  Cover Letter to Employees dated April 20, 2001.

         (4)  Election Form.

         (5)  Change of Election Form.

         (6)  Discussion of Tender Offer Available on Interwoven Web site.

         (7)  Interwoven Press Releases dated April 17, 2001.

         (8) Interwoven, Inc. Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

     (d) (1)  1996 Stock Option Plan and related agreements filed as Exhibit
              10.02 to Interwoven's registration statement on Form S-1 filed with the Securities and Exchange Commission on July 27, 1999 (the "July S-1") and incorporated herein by reference.

         (2)  1998 Stock Option Plan and related agreements filed as Exhibit
              10.03 to the July S-1 and incorporated herein by reference.

         (3) 1999 Equity Incentive Plan filed as Exhibit 4.01 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2001 and incorporated herein by reference.

         (4) Forms of Option Agreements and Stock Option Exercise Agreements related to the 1999 Equity Incentive Plan filed as Exhibit 10.04 to Interwoven's registration statement on Form S-1/A filed with the Securities and Exchange Commission on September 3, 1999 and incorporated herein by reference.

         (5) 1999 Employee Stock Purchase Plan filed as Exhibit 4.03 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2001 and incorporated herein by reference.

         (6) Forms of Enrollment Form, Subscription Agreement, Notice of Withdrawal and Notice of Suspension related to the 1999 Employee Stock Purchase Plan filed as Exhibit 10.05 to the July S-1 and incorporated herein by reference.

         (7) 2000 Stock Incentive Plan filed as Exhibit 4.01 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on September 26, 2000 and incorporated herein by reference.

         (8) Forms of Stock Option Agreement and Stock Option Exercise Agreement related to the 2000 Stock Incentive Plan filed as
              Exhibit 4.03 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission June 22, 2000 and incorporated herein by reference.

         (9) Form of Option Agreement and Option Exercise Agreement for New Options to be issued under the 2000 Stock Incentive Plan.

        (10) Forms of Option Agreements and Option Exercise Agreements for New Options to be issued under the 1999 Equity Incentive Plan.

        (11) Agreement and Plan of Merger by and among Interwoven, Inc., Neonyoyo, Inc. and Agnes Pak, dated July 10, 2000 filed as Exhibit
              2.01 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2000 and incorporated herein by reference.

        (12) Agreement and Plan of Merger dated October 19, 2000 among Interwoven, Inc. AJ Acquisition Corp. and Ajuba Solutions, Inc. filed as Exhibit 2.01 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2000 and incorporated herein by reference.

        (13) Agreement and Plan of Merger dated October 20, 2000 among Interwoven, Inc., Melon Acquisition Corporation and Metacode Technologies, Inc. filed as Exhibit 2.02 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2000 and incorporated herein by reference.

        (14) Third Amended and Restated Investors'Rights Agreement, dated June 10, 1999 filed as Exhibit 4.02 to the July S-1 and incorporated herein by reference.

        (15) Form of Consent concerning the Third Amended and Restated Investors' Rights Agreement dated June 10, 1999 filed as Exhibit
              4.03 to the July S-1 and incorporated herein by reference.

        (16) Form of Amendment to Third Amended and Restated Investor's Rights Agreement, dated June 10, 1999 filed as Exhibit 4.04 to Interwoven's registration statement on Form S-1 filed with the Securities and Exchange Commission on December 17, 1999 and incorporated herein by reference.